Castle Brands Announces Fiscal 2015 Third Quarter Results

Net Sales Increase 17% Driven by Continued Strong Growth of Whiskeys and
Gosling’s Stormy Ginger Beer

NEW YORK – February 17, 2015 — Castle Brands Inc. (NYSE MKT: ROX), a developer and international marketer of premium and super-premium branded spirits, today reported financial results for the three and nine month periods ended December 31, 2014.

Operating highlights for the quarter ended December 31, 2014:

•	Net sales increased 17% to $15.9 million as compared to $13.6 million for the prior-year period.

•	Total gross profit increased 24% to $6.0 million as compared to $4.8 million for the prior-year period.

•	Income from operations improved to $0.2 million as compared to a loss of ($0.1) million in the prior-year period.

•	Whiskey revenues increased 43% from the prior-year period due to continued strong performance of Jefferson’s bourbons and Knappogue and Clontarf Irish whiskeys.

•	Gosling’s Stormy Ginger Beer case sales increased 65% to approximately 163,000 cases from approximately 99,000 in the prior-year period.

•	EBITDA, as adjusted, improved by 276% to approximately $0.6 million as compared to approximately $0.2 million in the prior-year period.

“During the quarter, we continued to drive sales of our more profitable brands. This resulted in strong revenue growth, improved margins, decreased G&A as a percent of revenue, significantly reduced net loss and increased EBITDA, as adjusted. We expect these trends and improving financial performance to continue,” stated Richard J. Lampen, President and Chief Executive Officer of Castle Brands.

“We used our aged bourbon reserves to support increased sales of Jefferson’s and Jefferson’s Reserve, grow our Jefferson’s barrel program, and expand our Jefferson’s Ocean Aged at Sea program. Our whiskey portfolio has also benefitted from additions to our Irish whiskey offerings. We have initiated a Knappogue barrel program and plan to add additional expressions under our Knappogue and Clontarf labels. These initiatives should drive additional whiskey sales growth,” said John Glover, Chief Operating Officer of Castle Brands.

“Sales of Gosling’s Stormy Ginger Beer increased 65% to 163,000 cases in the third quarter of fiscal 2015, an indication of the growing prominence of the Gosling’s brand. Growth of the overall brand recognition should stimulate demand in core markets and provide opportunities for expansion to new markets,” Mr. Glover added.

In the third quarter of fiscal 2015, the Company had net sales of $15.9 million, a 17.4% increase from net sales of $13.6 million in the comparable prior-year period. Net loss attributable to controlling interests was ($0.6) million in the third quarter of fiscal 2015 compared to ($2.4) million in the comparable prior-year period. Net loss attributable to common shareholders was ($0.6) million, or ($0.00) per basic and diluted share, in the third quarter of fiscal 2015, as compared to ($2.6) million, or ($0.02) per basic and diluted share, in the prior-year period.

EBITDA, as adjusted, for the third quarter of fiscal 2015 improved to $0.6 million as compared to $0.2 million for the comparable prior-year period.

For the nine months ended December 31, 2014, the Company had net sales of $41.3 million, a 15.8% increase from net sales of $35.7 million in the comparable prior-year period. Net loss attributable to controlling interests was ($3.2) million for the nine months ended December 31, 2014, as compared to ($8.1) million in the comparable prior-year period. Net loss attributable to common shareholders was ($3.2) million, or ($0.02) per basic and diluted share, for the nine months ended December 31, 2014, as compared to ($8.7) million, or ($0.08) per basic and diluted share, in the prior-year period.

EBITDA, as adjusted, for the nine months ended December 31, 2014 improved to $0.7 million as compared to $0.2 million for the comparable prior-year period.

Non-GAAP Financial Measures

Within the information above, Castle Brands provides information regarding EBITDA, as adjusted, which is not a recognized term under GAAP (Generally Accepted Accounting Principles) and does not purport to be an alternative to income (loss) from operations or net income (loss) as a measure of operating performance. Earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted for allowance for doubtful accounts, stock-based compensation expense, other (income) expense, net, loss from equity investment in non-consolidated affiliate, foreign exchange (gain) loss, net change in fair value of warrant liability, net income attributable to non-controlling interests and dividend to preferred shareholders is a key metric the Company uses in evaluating its financial performance on a consistent basis across various periods. EBITDA, as adjusted, is considered a non-GAAP financial measure as defined by Regulation G promulgated by the SEC under the Securities Act of 1933, as amended. Due to the significance of non-cash and non-recurring items, EBITDA, as adjusted, enables the Company’s Board of Directors and management to monitor and evaluate the business on a consistent basis. The Company uses EBITDA, as adjusted, as a primary measure, among others, to analyze and evaluate financial and strategic planning decisions regarding future operating investments and allocation of capital resources. The Company believes that EBITDA, as adjusted, eliminates items that are not indicative of its core operating performance or are based on management’s estimates, such as allowance accounts, are due to changes in valuation, such as the effects of changes in foreign exchange or fair value of warrant liability, or do not involve a cash outlay, such as stock-based compensation expense. EBITDA, as adjusted, should be considered in addition to, rather than as a substitute for, income from operations, net income and cash flows from operating activities. A reconciliation of net loss attributable to common shareholders to EBITDA, as adjusted, is presented below.

About Castle Brands

Castle Brands is a developer and international marketer of premium and super-premium beverage alcohol brands including: Gosling’s Rum®, Jefferson’s®, Jefferson’s Presidential SelectTM, Jefferson’s Reserve® and Ocean Aged at Sea Bourbon, Jefferson’s® Rye Whiskey, Knappogue Castle Whiskey®, Clontarf® Irish Whiskey, Pallini® Limoncello, Boru® Vodka and Brady’s® Irish Cream. Additional information concerning the Company is available on the Company’s website, www.castlebrandsinc.com.

Forward Looking Statements

This press release includes statements of our expectations, intentions, plans and beliefs that constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to come within the safe harbor protection provided by those sections. These statements, which involve risks and uncertainties, relate to the discussion of our business strategies and our expectations concerning future operations, margins, sales, new products and brands, potential joint ventures, potential acquisitions, expenses, profitability, liquidity and capital resources and to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. You can identify these and other forward-looking statements by the use of such words as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “thinks,” “estimates,” “seeks,” “expects,” “predicts,” “could,” “projects,” “potential” and other similar terms and phrases, including references to assumptions. These forward looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties, risks and factors relating to our operations and business environments, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed or implied by these forward looking statements. These risks include our history of losses and expectation of further losses, our ability to expand our operations in both new and existing markets, our ability to develop or acquire new brands, our relationships with distributors, the success of our marketing activities, the effect of competition in our industry and economic and political conditions generally, including the current economic environment and markets. More information about these and other factors are described under the caption “Risk Factors” in Castle Brands’ Annual Report on Form 10-K for the year ended March 31, 2014 and other reports we file with the Securities and Exchange Commission. When considering these forward looking statements, you should keep in mind the cautionary statements in this press release and the reports we file with the Securities and Exchange Commission. New risks and uncertainties arise from time to time, and we cannot predict those events or how they may affect us. We assume no obligation to update any forward looking statements after the date of this press release as a result of new information, future events or developments, except as required by the federal securities laws.

CASTLE BRANDS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)

	Three months ended December 31,		Nine months ended December 31,
	2014	2013	2014	2013
Sales, net*	$15,936,514	$13,579,289	$41,300,417	$35,657,613
Cost of sales*	9,941,654	8,731,204	25,875,230	22,706,709

Gross profit	5,994,860	4,848,085	15,425,187	12,950,904

Selling expense	4,034,964	3,368,324	10,866,113	9,196,857
General and administrative expense	1,565,380	1,373,157	4,544,313	3,883,221
Depreciation and amortization	237,652	217,002	669,623	644,764

Income (loss) from operations	156,864	(110,398)	(654,862)	(773,938)

Other (expense) income, net	(208)	(480)	16,798	(654)
Loss from equity investment in non- consolidated affiliate	—	(428,598)	—	(452,675)
Foreign exchange gain (loss)	57,879	50,709	(207,579)	(60,814)
Interest expense, net	(267,459)	(281,732)	(844,316)	(779,031)
Net change in fair value of warrant liability	—	(1,426,179)	—	(5,392,594)
Income tax (expense) benefit, net	(258,962)	37,038	(681,886)	111,114

Net loss	(311,886)	(2,159,640)	(2,371,845)	(7,348,592)
Net income attributable to noncontrolling interests	(279,110)	(210,833)	(795,495)	(741,249)

Net loss attributable to controlling interests	(590,996)	(2,370,473)	(3,167,340)	(8,089,841)

Dividend to preferred shareholders	—	(192,678)	—	(570,588)

Net loss attributable to common shareholders	$(590,996)	$(2,563,151)	$(3,167,340)	$(8,660,429)

Net loss per common share, basic and diluted, attributable to common shareholders	$(0.00)	$(0.02)	$(0.02)	$(0.08)

Weighted average shares used in computation, basic and diluted, attributable to common shareholders	155,838,146	112,150,634	154,989,569	110,682,714

• Sales, net and Cost of sales include excise taxes of $1,677,886 and $1,664,018 for the three months ended December 31, 2014 and 2013, respectively, and $4,736,838 and $4,677,198 for the nine months ended December 31, 2014 and 2013, respectively.

CASTLE BRANDS INC. AND SUBSIDIARIES
Reconciliation of net loss attributable to common shareholders to EBITDA, as adjusted
(Unaudited)

	Three months ended		Nine months ended
	December 31,		December 31,
	2014	2013	2014	2013
Net loss attributable to common shareholders	$(590,996)	$(2,563,151)	$(3,167,340)	$(8,660,429)

Adjustments:
Interest expense, net	267,459	281,732	844,316	779,031
Income tax expense (benefit), net	258,962	(37,038)	681,886	(111,114)
Depreciation and amortization	237,652	217,002	669,623	644,764

EBITDA income (loss)	173,077	(2,101,455)	(971,515)	(7,347,748)

Allowance for doubtful accounts	9,000	10,500	77,000	36,312
Stock-based compensation expense	206,553	103,636	606,817	281,385
Other (income) expense, net	208	480	(16,798)	654
Loss from equity investment in non-consolidated affiliate	—	428,598	—	452,675
Foreign exchange (gain) loss	(57,879)	(50,709)	207,579	60,814
Net change in fair value of warrant liability	—	1,426,179	—	5,392,594
Net income attributable to noncontrolling interests	279,110	210,833	795,495	741,249
Dividend to preferred shareholders	—	192,678	—	570,588

EBITDA, as adjusted	$610,069	$220,740	$698,578	$188,523

# # #

Castle Brands Inc.
Investor Relations, 646-356-0200
info@castlebrandsinc.com
www.castlebrandsinc.com